As filed with the Securities and Exchange Commission on July 17, 1998

                                             	Registration No. 333-_______

____________________________________________________________________________


                     	SECURITIES AND EXCHANGE COMMISSION
	                           Washington, D.C. 20549
                     	__________________________________

                                 	FORM S-8
                        	REGISTRATION STATEMENT UNDER
                         	THE SECURITIES ACT OF 1933
                      __________________________________

                          	BOISE CASCADE CORPORATION
            	(Exact name of registrant as specified in its charter)

          	   Delaware	                                 82-0100960
	   (State or other jurisdiction of	                 (I.R.S. Employer
  	 incorporation or organization)                 	Identification No.)

              	1111 West Jefferson Street, Boise, Idaho  83702
             	(Address of Principal Executive Offices) (Zip Code)
                     	__________________________________

                          	BOISE CASCADE CORPORATION
                     	1984 KEY EXECUTIVE STOCK OPTION PLAN
                           	(Full title of the plan)
                      __________________________________

                              	JOHN W. HOLLERAN
                   	Senior Vice President and General Counsel
                          	Boise Cascade Corporation
                             	Post Office Box 50
                           	Boise, Idaho 83728-0001
                    	(Name and address of agent for service)
                      	__________________________________

                                	208/384-6161
         	(Telephone number, including area code, of agent for service)




	                      CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
							                                 Proposed	    Proposed
							                                 maximum	     maximum
                 				    Amount 		      offering     aggregate      Amount of
Title of securities	      to be         price per    offering     registration
 to be registered       registered        share      price(1)        fee(1)
______________________________________________________________________________
Common Stock,	       1,500,000 shares	  $30.75	     $46,125,000	   $13,606.88
$2.50 par value

Common Stock	        1,500,000 shares	   N/A	           N/A	           N/A
Purchase Rights(2)
______________________________________________________________________________

(1)	The shares of Common Stock being registered will be issued in connection with the 1984 Key Executive Stock Option Plan.  The aggregate offering price and registration fee have been calculated in accordance with
    17 C.F.R. 230.457(h) and in accordance with Section 6(b) of the
    Securities Act of 1933.
(2)	Rights are evidenced by certificates for shares of the Common Stock and automatically trade with such Common Stock.
_____________________________________________________________________________
_____________________________________________________________________________

                        	BOISE CASCADE CORPORATION
                          	Cross-reference sheet

Item in		   Page or Caption in 1984 Key Executive Stock Option
Form S-8		  Plan Registration Statement

1........	 	Inapplicable

2........		 Inapplicable

3........	 	Incorporation of Documents by Reference

4........	 	Description of Securities

5........	 	Interests of Named Experts and Counsel

6........		 Indemnification of Directors and Officers

7........	 	Inapplicable

8........		 Exhibits

9........	 	Undertakings

                	Incorporation of Documents by Reference

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this Registration Statement, and later information filed with the SEC will update and supersede this information.
We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934:

     1.  Annual Report on Form 10-K for the year ended December 31, 1997;

     2.	 Interim Report on Form 10-Q for the quarter ended March 31, 1998;

     3.	 Definitive Proxy Statement dated March 11, 1998, used in connection with the Annual Meeting of Shareholders held on April 17, 1998; and

   	 4.	 The description of the company's common stock which appears on pages 19 to 22 of its Registration Statement on Form 10 filed with the Commission on April 5, 1965, and in the amendments thereto on Form 8 dated May 24, 1965, and March 4, 1986.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                        Investor Relations Department
                          Boise Cascade Corporation
                                 P.O. Box 50
                           Boise, Idaho 83728-0001
                                 208/384-6390
                              http://www.bc.com

                         	Description of Securities

     The securities covered by this Registration Statement consist of a maximum of 1,500,000 shares of the company's common stock, together with the related common stock purchase rights.

                   	Interests of Named Experts and Counsel

     The audited financial statements incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which accompany those statements, and are incorporated by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving such reports.

     The legality of the issuance of the common stock will be passed upon for us by John W. Holleran, who is our Senior Vice President and General Counsel. As of June 30, 1998, Mr. Holleran was the beneficial owner of 1,152 shares of our common stock and 834 shares of our Convertible Preferred Stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under a company stock option plan.

                	Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of Delaware authorizes the company to indemnify its directors and officers under specified circumstances. Our Restated Certificate of Incorporation and bylaws provide that we shall indemnify, to the extent permitted by Delaware law, our directors, officers, and employees against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arise out of their status as directors, officers, or employees. The company has also entered into agreements with each director to indemnify him or her to the fullest extent permitted by Delaware law.

     Our directors and officers are insured, under insurance policies maintained by the company (subject to the limitations of the policies), against certain expenses incurred in the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been directors or officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the company pursuant to the above provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                	Exhibits

     Required exhibits are listed in the Index to Exhibits and are incorporated by reference.

                              	Undertakings

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       		  (i)  Not applicable.

       		 (ii)	 Not applicable.

      		 (iii)	 To include any material information with respect to the
                plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.	 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4.	 Not applicable.

   	 5.	 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a)
         or Section 15(d) of the Securities Exchange Act of 1934 (and,
         where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     6.	 Insofar as indemnification for liabilities arising under the
         Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 	Consent of Independent Public Accountants

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated January 29, 1998, incorporated by reference in Boise Cascade Corporation's Form 10-K for the year ended December 31, 1997, and to all references to our firm included in this Registration Statement.


                               							       /s/Arthur Andersen LLP

                               							       ARTHUR ANDERSEN LLP

Boise, Idaho
July 17, 1998

                           	Power of Attorney

     Each person whose signature appears below appoints George J. Harad and John W. Holleran, and each of them severally, acting alone and without the other, their true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits and other documents, any and all amendments (including post-effective amendments) to this Registration Statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

                              	Signatures

     Pursuant to the requirements of the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boise, state of Idaho, on July 17, 1998.

                                							BOISE CASCADE CORPORATION

                                							By /s/George J. Harad
                             							   George J. Harad
                             							   Chairman of the Board and
                             							   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 17, 1998.

 	     Signature			                    			    Title


/s/George J. Harad                  		Chairman of the Board and
George J. Harad      	            			 Chief Executive Officer
                            						    (Principal Executive Officer)


/s/Theodore Crumley                 		Senior Vice President and
Theodore Crumley                 				 Chief Financial Officer
                           						     (Principal Financial Officer)


/s/Thomas E. Carlile            	     Vice President and Controller
Thomas E. Carlile 	             		    (Principal Accounting Officer)

     		Signature			                			 Title

A Majority of the Directors


/s/George J. Harad                				Director
George J. Harad


/s/Anne L. Armstrong              				Director
Anne L. Armstrong


/s/Philip J. Carroll              				Director
Philip J. Carroll


/s/Edward E. Hagenlocker          				Director
Edward E. Hagenlocker


/s/Robert K. Jaedicke             				Director
Robert K. Jaedicke


/s/Donald S. Macdonald            				Director
Donald S. Macdonald


/s/Gary G. Michael                				Director
Gary G. Michael


/s/Paul J. Phoenix                				Director
Paul J. Phoenix


/s/A. William Reynolds            				Director
A. William Reynolds


/s/Jane E. Shaw                   				Director
Jane E. Shaw


/s/Frank A. Shrontz               				Director
Frank A. Shrontz


/s/Edson W. Spencer               				Director
Edson W. Spencer


/s/Ward W. Woods, Jr.             				Director
Ward W. Woods, Jr.


Dated:  July 17, 1998

                            	INDEX TO EXHIBITS

                     	Filed With Registration Statement
                                	on Form S-8
                           	_____________________

Number                       Description                   	Page Number


4           Boise Cascade Corporation 1984 Key Executive
            Stock Option Plan, as amended through
            December 12, 1997

5           Opinion of John W. Holleran, Senior Vice
            President and General Counsel for the Company

15          Inapplicable                                        --

23.1        Consent of Independent Public Accountants
            (included in Registration Statement)                --

23.2        Consent of Counsel (included in Exhibit 5)          --

24          Power of Attorney (included on signature page)      --

28          Inapplicable                                        --

99          Inapplicable                                        --